Exhibit 10.50
AMENDMENT TO THE
CHANGE OF CONTROL AGREEMENT
This Amendment to the Change of Control Agreement (the “Amendment”) is made and entered into effective as of January 1, 2009, by and between Brigham Exploration Company, a Delaware corporation (the “Company”) and                     , an officer of the Company (“Officer”).
W I T N E S S E T H:
WHEREAS, the Company and Officer entered into a Change of Control Agreement effective as of                      (the “Agreement”); and
WHEREAS, the Company and Officer now desire to amend the Agreement for compliance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder;
NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:
1. Paragraph 1(a) of the Agreement is hereby amended and restated in its entirety as follows:
(a) Severance Payment. Upon the occurrence of a Termination Event (as defined in Paragraph 2) during the Retention Period and Officer’s execution of the General Release within 45 days following the Termination Date (and provided that Officer does not revoke the General Release within any revocation period) —
(i) the Company or its successor shall pay Officer an amount equal to Officer’s Annual Base Salary (as defined in Paragraph 2) multiplied by 2.0, payable as a lump sum cash payment on the 60th day following the Termination Date;
(ii) if Officer was participating in a life insurance and/or disability benefit plan maintained by the Company as of [his/her] Termination Date, such coverage will be continued at the same cost, if any, charged to similarly situated active employees under such plans for a period of eighteen months following the Termination Date or, if earlier, the date as of which Officer obtains other employment. Officer shall immediately notify the Company upon obtaining other employment;

(iii) if Officer was participating in a hospital, surgical, medical or dental benefit plan maintained by the Company as of [his/her] Termination Date, then Officer will be entitled to continue such participation on the same terms and at the same cost as similarly-situated current employees until the date as of which Officer obtains other employment, provided that such coverage is either nontaxable to Officer or otherwise exempt from Code Section 409A. Officer shall immediately notify the Company upon obtaining other employment; and
(iv) for a period of five years following a Change of Control, the Company shall pay all reasonable legal fees and expenses promptly as they are incurred by Officer in seeking to obtain or enforce any right or benefit provided by this Agreement other than fees or expenses incurred in connection with any challenge by Officer to the enforceability of the General Release. In no event shall the payment of eligible fees and expenses be made later than the last day of Officer’s taxable year following the taxable year in which such fees and expenses are incurred. The amount of fees and expenses eligible for payment during Officer’s taxable year shall not affect the fees and expenses eligible for payment in any other taxable year.
2. Paragraph 1(b) of the Agreement is hereby amended and restated in its entirety as follows:
(b) Option Vesting. In the event of a Change of Control, any option to purchase Brigham common stock held by Officer shall immediately vest with respect to any portion of such option which has not then vested but is scheduled to vest within five years of the date of the Change of Control.
3. The second Paragraph 2(f) of the Agreement is hereby amended to be Paragraph 2(g) and the current Paragraph 2(g) of the Agreement is hereby amended to be Paragraph 2(h).
4. Paragraph 2(h)(ii) of the Agreement is hereby amended and restated in its entirety as follows:
(ii) Officer shall voluntarily terminate [his/her] employment with the Company or any successor thereto (or an affiliate of the Company or any successor thereto) for “Good Reason.” To exercise the right to terminate for Good Reason, Officer must provide written notice to the Company of the belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy such condition(s). If not remedied within that 30-day period, Officer may terminate [his/her] employment with the Company. For purposes of this Agreement, “Good Reason” shall mean any of the following (without Officer’s express written consent):
(A) A material diminution in the nature or scope of Officer’s duties from those engaged in by Officer immediately prior to the date on which a Change of Control occurs;

(B) A material diminution in Officer’s base compensation from that provided to [him/her] immediately prior to the date on which the Change of Control occurs; or
(C) Any required relocation of Officer of more than fifty miles from the location where Officer was based and performed services immediately prior to the date on which the Change of Control occurs; provided that such relocation constitutes a material change in the geographic location at which Officer must perform services for purposes of Code Section 409A.
5. Paragraph 3 of the Agreement is hereby amended and restated in its entirety as follows:
3. Adjustments. Any provision of this Agreement to the contrary notwithstanding, if, in the Company’s determination, the total sum of (i) the payments and benefits to be paid or provided to (or with respect to) Officer under this Agreement which are considered to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) any other payments and benefits which are considered to be “parachute payments,” as so defined, to be paid or provided to (or with respect to) Officer by the Company or a member of the Company’s affiliated group (within the meaning of Section 280G(d)(5) of the Code) (the “Total Amount”) exceeds the amount Officer can receive without having to pay excise tax with respect to all or any portion of such payments or benefits under Section 4999 of the Code (the “Reduced Amount”), then the amount payable to Officer pursuant to Paragraphs 1(a) and 1(b) of this Agreement shall be reduced to the greater of zero or the highest amount which will not result in Officer having to pay excise tax with respect to any payments and benefits under Section 4999 of the Code; provided, however, that in the event that the Reduced Amount minus any and all applicable federal, state and local taxes (including but not limited to income and employment taxes imposed by the Code) is less than the Total Amount minus any and all applicable federal, state and local taxes (including but not limited to income and employment taxes imposed by the Code and excise taxes applicable to such payments under Section 4999 of the Code), then the reduction of the amount payable to Officer under Paragraphs 1(a) and 1(b) of this Agreement provided for in the preceding provisions of this paragraph 3 shall not be made. Notwithstanding the foregoing, the reduction of the amount payable to Officer under Paragraphs 1(a) and 1(b) of this Agreement, if applicable, shall be made by first reducing the amount payable under Paragraph 1(a)(i), and, if needed, such additional payments that are not subject to Section 409A of the Code.

6. The Agreement is hereby amended by the addition of the following as Paragraph 13:
13. Code Section 409A.
(a) Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.
(b) Notwithstanding anything to the contrary contained herein, in the event Officer is a “specified employee” (as defined below) and is entitled to receive a payment on account of “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) that is subject to Code Section 409A, the payment may not be made earlier than six months following the date of Officer’s separation from service if required by Code Section 409A and the regulations thereunder, in which case, the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If Officer dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of Officer’s estate within 60 days after the date of Officer’s death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Board. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder.
7. Except as otherwise specifically set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer, and Officer has executed this Amendment, on this the  _____  day of December, 2008.

BRIGHAM EXPLORATION COMPANY

By:

Its:

OFFICER

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